Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE

Contact: Yvonne “Rie” Atkinson

410-768-8857 (office)

ratkinson@bogb.net

GLEN BURNIE BANCORP RELEASES 2Q EARNINGS

GLEN BURNIE, MD (August 8, 2014) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie, today announced results for the second quarter.

For the three month period ended June 30, 2014, Glen Burnie Bancorp realized net income of $435,000 or $0.16 basic earnings per share. The company reported net income of $640,000 or $0.24 basic earnings per share for the same three month period in 2013. Net interest income after provisions for credit losses was $2,820,000 for the three month period ended June 30, 2014. The company reported net interest income after provisions for credit losses of $3,009,000 for the same period in 2013.

Net income for the six months ended June 30, 2014 was $908,000 or $0.33 basic earnings per share as compared to $1,169,000 or $0.43 basic earnings per share for the same period in 2013. Net interest income after provisions for credit losses for the six months ended June 30, 2014 was $5,869,000 as compared to $5,922,000 for the same period in 2013.

On July 9, 2014, Glen Burnie Bancorp paid its 88th consecutive dividend to shareholders of record at the close of business on June 27, 2014. The company had 2,754,304 common shares outstanding with approximately 403 shareholders of record on June 12, 2014.

“While loans grew this quarter, we experienced a decline in yields as a result of the lingering effects of the recession.  In addition, our loan growth required us to increase funding to the loan loss reserve.  We are pleased that the Bank continues to be profitable and recently paid our 88th consecutive quarterly dividend.” said Michael G. Livingston, President and CEO.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $400 million. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with eight branch offices serving Anne Arundel County. (thebankofglenburnie.com)

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	(unaudited)	(audited)
	June	December
	30, 2014	31, 2013
Assets

Cash and due from banks	$9,499	$9,214
Interest bearing deposits	4,651	1,636
Federal funds sold	2,415	103
Investment securities	83,760	74,314
Loans, net of allowance	281,282	270,684
Premises and equipment at cost, net of accumulated depreciation	3,736	3,697
Other real estate owned	163	1,171
Other assets	15,056	16,375
Total assets	$400,562	$377,194

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$345,087	$323,803
Long-term borrowings	20,000	20,000
Other liabilities	1,626	1,807
Total liabilities	366,713	345,610

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares;
issued and outstanding June 30, 2014 2,754,305;
December 31, 2013 2,747,370 shares	2,754	2,747
Surplus	9,786	9,714
Retained earnings	20,658	20,301
Accumulated other comprehensive loss, net of tax benefits	651	(1,178)
Total stockholders' equity	33,849	31,584

Total liabilities and stockholders' equity	$$400,562	$377,194

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2014	2013	2014	2013

Interest income on
Loans, including fees	$3,023	$ 3,048	$6,129	$6,051
U.S. Government agency securities	175	215	391	402
State and municipal securities	339	426	669	844
Other	23	19	46	41
Total interest income	3,560	3,708	7,235	7,338

Interest expense on
Deposits	468	539	898	1,098
Long-term borrowings	160	160	318	318
Total interest expense	628	699	1,216	1,416

Net interest income	2,932	3,009	6,019	5,922

Provision for credit losses	112	-	150	-

Net interest income after provision for credit losses	2,820	3,009	5,869	5,922

Other income
Service charges on deposit accounts	113	132	237	270
Other fees and commissions	190	186	361	361
Other non-interest income	10	4	14	10
Income on life insurance	56	58	111	116
Gains on investment securities	141	122	220	124
Total other income	510	502	943	881

Other expenses
Salaries and employee benefits	1,669	1,673	3,346	3,328
Occupancy	205	195	427	397
Other expenses	958	855	1,974	1,683
Total other expenses	2,832	2,723	5,747	5,408

Income before income taxes	498	788	1,065	1,395

Income tax expense	63	148	157	226

Net income	$435	$640	$908	$1,169

Net income per share of common stock	$0.16	$0.24	$0.33	$0.43

Weighted-average shares of common stock outstanding	2,754,079	2,740,132	2,753,943	2,740,132